Exhibit 4.7

ENCORE CAPITAL GROUP, INC.,

THE GUARANTOR PARTY HERETO

and

MUFG UNION BANK, N.A.

as Trustee
_______________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 29, 2020

Supplementing the

INDENTURE

Dated as of September 9, 2019
_______________________________

3.25% Convertible Senior Notes due 2025

    FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 29, 2020, among Encore Capital Group, Inc., a Delaware corporation, as issuer (the “Company”), Midland Credit Management, Inc., a Kansas corporation, as guarantor (the “Guarantor”), and MUFG Union Bank, N.A., a national banking association, as trustee (the “Trustee”).

    WHEREAS, the Company, the Guarantor and the Trustee have executed and delivered that certain indenture (the “Existing Indenture”), dated as of September 9, 2019, relating to the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”); and

    WHEREAS, the execution and delivery of this Supplemental Indenture is authorized by Section 10.01(h) of the Existing Indenture.

    NOW, THEREFORE, each party to this Supplemental Indenture agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

    Capitalized terms used in this Supplemental Indenture without definition have the respective meanings given to them in the Existing Indenture.

Article 1.AMENDMENTS
    Notwithstanding anything to the contrary in Section 13.02(a) of the Existing Indenture, with respect to each conversion of any Note with a Conversion Date that is on or after the date of this Supplemental Indenture, (A) Combination Settlement will apply to such conversion; and (B) the Specified Dollar Amount applicable to such conversion will be determined in accordance with Section 13.02(a) of the Existing Indenture, provided that in no event will the Specified Dollar Amount applicable to any such conversion be (and in no event will the Company elect a Specified Dollar Amount applicable to any such conversion that is) an amount that is less than $1,000 per $1,000 principal amount of Notes.

Article 2.MISCELLANEOUS
Section 2.01.    INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THE EXISTING INDENTURE.
    The provisions of Sections 16.01, and 16.03 to 16.15, inclusive, of the Existing Indenture will apply to this Supplemental Indenture with the same force and effect as if such Sections were reproduced in this Supplemental Indenture, mutatis mutandis.

Section 2.02.    RECITALS.
    The recitals set forth in this Supplemental Indenture are set forth exclusively by the Company and the Guarantor, and the Trustee will not have any liability or responsibility with respect to such recitals.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

    IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

ENCORE CAPITAL GROUP, INC.

By:    /s/ Jonathan Clark
Name:    Jonathan Clark
Title:    EVP, CFO and Treasurer

MIDLAND CREDIT MANAGEMENT, INC.

By:    /s/ Jonathan Clark
Name:    Jonathan Clark
Title:    EVP, CFO and Treasurer

[Signature Page to First Supplemental Indenture]

MUFG UNION BANK, N.A.

By:    /s/ Melonee Young
Name:    Melonee Young
Title:    Vice President

[Signature Page to First Supplemental Indenture]